                                                                  EXHIBIT 10.18

                  Employment Agreement, dated as of September 24, 1999 (the
            "Effective Date"), by and between Total Network Solutions, Inc., a New York corporation (the "Employer"), and Robert Foley, an individual (the "Employee").

      In consideration of the agreements, provisions and covenants herein contained, Employer and Employee hereby agree as follows:

      1.    EMPLOYMENT AND TITLE

      The Employer engages and employs the Employee, and the Employee hereby accepts engagement and employment, as Chief Operating Officer of the Employer. The Employee shall devote his full professional time and efforts to the proper discharge of his duties and responsibilities under this Agreement.

      2.    TERM

      The Employee's employment hereunder shall, unless earlier terminated in accordance with Section 9, be for a term of four years commencing on the Effective Date and continuing through the fourth anniversary of such date (the "Term").

      3.    COMPENSATION

      (a) As compensation for the performance of his duties on behalf of the Employer, the Employee shall be compensated during the Term as follows:

         (i) the Employee shall be paid a base salary of $250,000 per annum, subject to increase at the discretion of the Compensation Committee (the "Compensation Committee") of the Board of Directors of Employer (the "Board"); and

         (ii) a quarterly bonus of up to $31,250 as determined in the sole discretion of the Chief Executive Officer of the Company.

      The Chief Executive Officer of the Company shall meet with the Employee as necessary to establish such goals and performance standards as the Chief Executive Officer determines are to be taken into account in determining the Employee's discretionary bonus awards provided for above.

      The Employer shall withhold all applicable federal, state and local taxes, social security and workers' compensation contributions and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the Employee pursuant to this section 3(a) or otherwise in connection with his employment by the Employer.

      (b) (i) Simultaneously with the execution hereof by the parties, the Employee will be granted options to purchase 719,046 shares of the Common Stock, par value $0.001 per share, of the Employer ("Common Stock") pursuant to the Employer's Amended and Restated

1998 Stock Option Plan. 94,336 such options shall be denominated as incentive stock options and 624,710 such options shall be denominated as non-statutory options (the "NSO's"). The terms of such grant shall be specified in further detail in a notice of grant in the form of Exhibit A hereto and shall be subject to the execution by the Employee of a stock option agreement substantially in the form of Exhibit B hereto. Notwithstanding the designation of any portion of any option granted to the Employee under this Agreement as an incentive stock option, the provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder may prevent some or all of such option from being treated as incentive stock options. The Employer shall have no liability to the Employee with respect to the tax treatment of such option or the shares of Common Stock purchasable upon exercise thereof.

      (ii) The Employer shall make a loan (the "Loan") to the Employee upon execution of this Agreement in an amount equal to the aggregate exercise price of the NSO's exercised by the Employee upon execution of this Agreement, provided that the principal amount of the Loan shall not exceed $762,186.64. The Loan shall be represented by a promissory note in the form attached hereto as Exhibit C (the "Note"), shall bear interest at a rate of 8.25% per annum payable upon maturity, acceleration or optional or mandatory prepayment of the Note and shall be secured by (but recourse with respect thereto shall in no event be limited to) the shares of Common Stock purchased upon exercise of the NSO's exercised using the proceeds of the Loan (the "Collateral") pursuant to a security agreement substantially in the form of Exhibit D hereto.

      (iii) Until such time as the Employee's obligations with respect to the Loan and the Note have been satisfied in full, the Employee shall maintain all options granted to the Employee by the Employer and the shares of Common Stock purchased or purchasable upon exercise of such options free and clear of all liens, claims and encumbrances of any kind or nature whatsoever other than claims and rights of the Employer as provided hereunder and in the exhibits hereto. The Employer shall have the right to place a legend on the certificates representing such shares of Common Stock referencing the restriction set forth in this subparagraph (iii).

      (c) The Employer shall reimburse the Employee for the following relocation expenses:

      (i) real estate commissions and other reasonable out-of-pocket costs incurred by the Employee in connection with the sale of his principal residence (the fair market value of which is estimated to be approximately $650,000); and

      (ii) reasonable expenses of moving the Employee's personal effects to the New York City area.

      (d) The Employer shall provide the Employee with a suitable apartment in the New York City area through December 31, 1999.

      (e) The Employer shall reimburse the Employee for all normal, usual and necessary expenses incurred by the Employee in furtherance of the business and affairs of the

Employer, including reasonable travel and entertainment, against receipt by the Employer of appropriate vouchers or other evidence of the Employee's expenditures and otherwise in accordance with such expense reimbursement policy as may from time to time be adopted by the Board for employees.

      (f) The Employee shall be entitled, during the Term, to not less than three weeks per year of paid vacation time. The days selected for the Employee's vacation must be mutually agreeable to the Employer and the Employee.

      (g) During the Term, the Employee shall be entitled to participate in any group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of Employer now existing or established hereafter to the extent that he is eligible under the general provisions thereof and in each other benefit program made available to executive officers of the Employer generally.

      (h) The Employee shall continue to be entitled to receive his salary and benefits hereunder for each period during which he is unable to perform his duties hereunder because of ill health or Disability (as defined below). Subject to paragraphs (d), (e) and (g) of Section 9 below, the Employee must be an employee of the Employer at the time that any compensation is due in order to receive such compensation.

      4.    REPRESENTATIONS AND WARRANTIES BY THE EMPLOYEE AND EMPLOYER

      The Employee hereby represents and warrants to the Employer as follows:

      (a) Neither the execution and delivery of this Agreement nor the performance by the Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Employee is a party or by which he is bound.

      (b) The Employee has the full right, power and legal capacity to execute and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Employee enforceable against him in accordance with its terms.

      The   Employer hereby represents and warrants to the Employee as follows:

      (a) The Employer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently contemplated.

      (b) The Employer has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Employer enforceable against the Employer in accordance with its terms.

      (c) The execution, delivery and performance by the Employer of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of the Employer, or any agreement or instrument to which the Employer is a party or by which the Employer or any of its properties may be bound or affected.

      5.    NON-COMPETITION

      (a) The Employee understands and recognizes that his services to the Employer are special and unique and agrees that, during the Term and for a period of one year after the date of termination of his employment hereunder, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business directly competitive with the Employer's business of providing consulting services relating to the design and implementation of computer networks, either as an individual for his own account, or as a partner, joint venturer, employee, agent, consultant, salesperson, officer, director or shareholder of a Person operating or intending to operate within the area in which the Employer is, at the date of termination, conducting its business (collectively, "Restricted Businesses"); provided, however, that nothing herein will preclude the Employee from holding one percent (1%) or less of the stock of any publicly traded company. This paragraph 5(a) shall be null and void in the event the Employer fails to make any payment due to the Employee pursuant to Section 9(d), 9(e) or 9(g) within five business days after notice of such failure by the Employee to the Employer.

      (b) During the Term and for one year thereafter, the Employee shall not, directly or indirectly, without the prior written consent of the Employer (i) interfere with, disrupt or attempt to disrupt (through solicitation or otherwise) any past, present or prospective relationship, contractual or otherwise, between the Employer and any of its licensors, licensees, clients, customers, suppliers, employees or others, or solicit or induce for hire any of the employees, agents, consultants or advisors of the Employer or any employee who has left the employment of the Employer within one year of the termination of said employee's employment with the Employer, (ii) solicit or accept employment or be retained by any party who, at any time during the Term, was a customer, client of the Employer or (iii) solicit or accept the business of any customer or client or supplier of the Employer with respect to products or services similar to those previously supplied by the Employer to such customer or client.

      6.    DISCLOSURE AND ASSIGNMENT OF INVENTIONS

      (a) During the Term, the Employee agrees that he will promptly disclose to the Employer, or any persons designated by the Employer, all improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, information about the Employer's employees and/or Employees (including, without limitation, job performance of such employees and/or Employees), techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, whether or not patentable, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications, made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Term (collectively, the "Inventions").

      (b) Employee agrees that all Inventions shall be the sole property of the Employer to the maximum extent permitted by applicable law and to the extent permitted by law shall be "works made for hire" as that term is defined in the United States Copyright Act (17 USCA, Section 101). The Employer shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Employee hereby assigns to the Employer all right, title and interest he may have or acquire in all Inventions. Employee further agrees to assist the Employer in every proper way (but at the Employer's expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries, and to that end the Employee will execute all documents necessary to (i) apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

      (c) The Employee's obligation to assist the Employer in obtaining and enforcing patents and copyrights for the Inventions in any and all countries shall continue beyond the Term, but the Employer agrees to compensate the Employee at a reasonable rate after the expiration of the Term for time actually spent by the Employee at the Employer's request on such assistance.

      7.    CONFIDENTIALITY

      The Employee agrees that at any time during or after the Employee's employment with the Employer, the Employee will not, directly or indirectly, without the prior written authorization of the Employer, disclose or make accessible to any person or entity other than the Employer any confidential information or material of the Employer or its affiliates or any information or material received during the course of the Employee's employment from third parties such as the Employer's customers and suppliers (collectively, the "Material"). The Employee agrees, during the Employee's employment with the Employer, not to take any such Material or reproductions thereof from the Employer's or its clients' facilities, except as required in the performance of the Employee's duties to the Employer. The Employee agrees immediately to return all such Material and reproductions thereof in the Employee's possession to the Employer upon request and in any event upon termination of Employee's employment with the Employer. In the event that the Employee is required as a matter of law or pursuant to any subpoena or other legal process to disclose any Material, the Employee shall take all reasonable steps to cause the confidential treatment of such Material and shall promptly notify the Employer and shall use his or her best efforts to assist the Employer in obtaining such confidential treatment.

      8.    EQUITABLE RELIEF

      In the event that the Employee breaches any provisions of Section 5, 6 or 7 or there is a threatened breach, then, in addition to any other rights which the Employer may have, the Employer shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5, 6 or 7, the Employee shall not urge as a defense that there is an adequate remedy at law nor shall the Employer be prevented from seeking any other remedies which may be available.

      9.    TERMINATION

            (a) The Employee's employment hereunder shall begin on the Effective Date and shall continue for the period set forth in Section 2 hereof unless sooner terminated upon the first to occur of the following events:

                  (i)   The death of the Employee;

                  (ii)  The Disability (as defined below) of the Employee;

                  (iii) Termination by the Board of Directors of the Employer for just cause. Any of the following actions by the Employee shall constitute just cause:

                        (A) Material breach by the Employee of Section 5 of this
                  Agreement;

                        (B) So long as no Change of Control (as defined below)
                  has occurred, material breach by the Employee of any provision of this Agreement other than Section 5 which is not cured by the Employee within 30 days of written notice thereof from the Employer;

                        (C) negligent (or, for one year after a Change of
                  Control, grossly negligent) performance by the Employee of his duties as Chief Operating Officer of the Employer, as determined in good faith by the Board after notice to the Employee of the alleged negligence or gross negligence and an opportunity for the Employee to confer with the Board;

                        (D) Any misconduct or omission on the part of the
                  Employee intended to cause harm to the Employer; or

                        (E) The conviction of the Employee of any felony or
                  crime involving moral turpitude.

                    (iv) Termination by the Employee for good reason. Any of the following actions or omissions by the Employer shall constitute good reason:

                        (A) Material breach by the Employer of any provision of
                  this Agreement which is not cured by the Employer within 30 days of written notice thereof from the Employee;

                        (B) Any misconduct or omission on the part of the
                  Employer intended to cause material harm to the Employee;

                        (C) A determination by the Board to move the
                  headquarters of the Employer more than 30 miles from New York City;

                        (D) Following a Change of Control (as defined below),
                  either

                            (I) The failure of the Employer to provide the
                      Employee with a position, authority or duties at least equivalent to the most significant position, authority or duties (other than those relating to the Board of Directors or any committee thereof) held by the Employee during the 120 days ending on the date of the Change of Control; or

                            (II) The imposition of extraordinary travel
                      obligations on the Employee three times in any six-month period. For such purpose, an "extraordinary travel obligation" shall mean any requirement by the Employer that the Employee travel outside the New York City area for more than ten business days in any 30-business day period.

      (b) For purposes hereof, a "Change of Control" shall be deemed to have occurred in the event either

          (i) any person or group acquires beneficial ownership of more than 50% of the then outstanding common stock of the Employer; or

        (ii) a merger, consolidation or sale or other disposition of all or substantially all of the assets of the Employer (a "Business Combination") is consummated unless, following such Business Combination, at least a majority of the members of the Board of Directors of the surviving entity or transferee were members of the Board of Directors of the Employer at the time of the initial action of the Board of Directors providing for such Business Combination.

      (c) For purposes hereof, a "Disability" of the Employee shall be deemed to have occurred in the event (i) the Employee is absent from work or otherwise substantially unable to perform his normal duties for a period of 30 successive days or an aggregate of 60 days during any 12-month period because of physical or mental disability, accident, illness or other cause other than approved vacation or leave of absence or (ii) the Employee is deemed by a licensed physician designated by the Employer and reasonably acceptable to the Employee to have a permanent disability such that Employee will be unable to perform his duties under this Agreement (it being understood that the Employer shall have the right to have the Employee examined by such physician).

      (d) Upon termination by Employer pursuant to either subparagraphs (i),
(ii) or (iii) of paragraph (a) above or by Employee other than pursuant to subparagraph (iv) of paragraph (a) above, the Employee (or his estate in the event of termination pursuant to subparagraph (i)), shall be entitled to receive the Employee's base salary accrued but unpaid as of the date of termination.

      (e) Upon termination by the Employer (other than within one year following a Change of Control) for any reason other than as set forth in subparagraphs
(i), (ii) or (iii) of paragraph (a) above or by the Employee for any reason set forth in clause (A), (B) or (C) of subparagraph (iv) of paragraph (a) above, the Employer shall continue to pay the Employee, for one year following such termination, at a per annum rate equal to 1.5 times the Employee's highest base salary in effect during the 18 months preceding such termination in accordance with the Employer's normal payroll practices. All unvested stock options granted to the Employee shall become immediately vested in full upon such termination.

      (f) Upon the occurrence of a Change of Control, a portion of the stock options granted to the Employee that are unvested at the time of such Change of Control but that would (assuming continued employment of the Employee) vest on or prior to the first anniversary of such Change of Control shall become immediately vested upon such Change of Control. Such acceleration shall have no effect on the time or times at which the remainder of such stock options shall vest in accordance with the vesting schedule applicable to such options.

      (g) Upon termination by the Employer (other than as set forth in subparagraph (i), (ii) or (iii) of paragraph (a) above) within one year following a Change of Control or by the Employee pursuant to clause (D) of subparagraph (iv) of paragraph (a) above within one year following a Change of Control, the Employer shall pay the Employee, as the Employee's sole damages for such termination, a lump sum payment equal to 1.5 times the annualized amount of the Employee's highest base salary in effect during the 18 months preceding such termination. In addition, all unvested stock options granted to the Employee shall thereupon become immediately vested.

      (h) It shall be a condition to the Employee's right to receive the benefits provided for in paragraphs (d), (e) and (g) above that the Employee shall have delivered to the Employer a general release (excluding Employee's rights pursuant to this Agreement, any benefit plans of the Company explicitly providing benefits subsequent to termination, rights under COBRA and rights under stock option or comparable agreements) dated as of the date of termination of the Employee's employment hereunder.

      10.   INDEMNIFICATION

      The Employer shall indemnify the Employee for an a maximum aggregate amount of up to $50,000 in expenses, costs, claims or damages incurred by the Employee in connection with claims made or threatened in writing against him by Stolberg, Meehan and Scano or its affiliates (collectively, "SMS"). The Employee represents to the Employer that (i) the documents dated August 20, 1999 and June , 1999 entitled "Newco Summary of Understanding" (the "Term Sheets"), the document dated January 22, 1999 entitled "Arrangements Between Bob Foley and SMS" (the "Outline") and a letter of intent (the "Letter of Intent") relating to a potential acquisition encompassed by the Term Sheets are the only documents submitted to him for signature by SMS, (ii) true and complete copies of the Term Sheets and the Outline (in each case as shown to be redacted) have been provided to the Employer but the Employee has not provided the Employer with a copy of the Letter of Intent because the Employee has not retained a copy of the Letter of Intent, (iii) the Term Sheets were never executed by the Employee, (iv) to the Employee's knowledge, the Letter of Intent did not purport to impose any legally binding obligations on the Employee and does not preclude the Employee from entering into an employment agreement with the Employer, (v) any obligation the Employee may have had to deal exclusively with SMS has expired, (vi) the last payment received by the Employee from SMS was in the amount of $6,200 and was received on or about August 2, 1999 for work performed during the period ending July 22, 1999, (vii) no oral agreement concerning the subject matter of the Term Sheets, the Outline or the Letter of Intent exists between the Employee and SMS, (viii) no transaction between the Employee and SMS has been consummated and (ix) no claim is pending or, except as set forth in a letter from SMS dated September 24, 1999, a true and complete copy of which has been provided to the Employer (as shown to be redacted), threatened against the Employee with respect to the foregoing. The Employer shall be entitled to offset against its maximum indemnity obligations to the Employee any damages or expenses incurred by the Employer as a result of a breach of any of the foregoing representations.

      11.   NOTICES

      Each notice and other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefor; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party.

      If to Employer:

      Total Network Solutions, Inc.
      545 Fifth Avenue, 14th Floor
      New York, NY 10017
      Att:  Rami Musallam

      If to Employee:

      Robert Foley
      307 Running Wind Lane
      Maitland, FL  32751
      with a copy to
      Joseph C. Coates III, Esq.
      Steel Hector & Davis LLP
      1900 Phillips Point West
      777 South Flagler Drive
      West Palm Beach, FL  33401-6198

      12.   SEVERABILITY OF PROVISIONS

      If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

      13.   ENTIRE AGREEMENT; MODIFICATION

      This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersede in their entirety any prior employment agreements entered into between the parties, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

      14.   BINDING EFFECT

      The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Employer, its successors and assigns, and upon the Employee and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Employee's obligations hereunder may not be transferred or assigned by the Employee.

      15.   NON-WAIVER

      The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

      16.   GOVERNING LAW

      This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflict of laws.

      17.   HEADINGS

      The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                  ------------------------------------
                                  Robert Foley


                                  TOTAL NETWORK SOLUTIONS, INC.



                                  By:
                                     ---------------------------------
                                     Name:
                                     Title:

                                            Amendment dated as of December 29,
                           1999 to the Employment Agreement dated as of September 24, 1999 (the "Employment Agreement"), by and between Total Network Solutions, Inc., a New York corporation (the "Employer"), and Robert Foley, an individual (the "Employee").

                  WHEREAS, pursuant to the Employment Agreement, the Employee was to be granted options to purchase 2.00% of the fully-diluted equity of the Employer based on the Employer's projected capitalization following the completion of the sale of its Series C Convertible Preferred Stock to Cisco Systems, Inc. and investment funds affiliated with Morgan Stanley Dean Witter (the "Series C Financing"); and

                  WHEREAS, as a consequence of certain changes in the terms of the Series C Financing, the number of options granted to the Employee pursuant to the Employment Agreement exceeds 2.00% of the Employer's fully-diluted equity;

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                  1. Section 3(b)(i) of the Employment Agreement is hereby amended in its entirety to read as follows:

                   (b) (i) Simultaneously with the execution hereof by the parties, the Employee will be granted options to purchase 709,065 shares of the Common Stock, par value $0.001 per share, of the Employer ("Common Stock") pursuant to the Employer's Amended and Restated 1998 Stock Option Plan. 94,336 such options shall be denominated as incentive stock options and 614,729 such options shall be denominated as non-statutory options (the "NSO's"). Notwithstanding the designation of any portion of any option granted to the Employee under this Agreement as an incentive stock option, the provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder may prevent some or all of such option from being treated as incentive stock options. The Employer shall have no liability to the Employee with respect to the tax treatment of such option or the shares of Common Stock purchasable upon exercise thereof.

                  2. Except as set forth above, the Employment Agreement shall remain unmodified and in full force and effect.

                  3. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    -----------------------------
                                    Robert Foley

                                    TOTAL NETWORK SOLUTIONS, INC.

                                    By:  __________________________
                                             Name:
                                             Title:

                                                                               2